As filed with the Securities and Exchange Commission on October 4, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Coca-Cola Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Delaware	27-2197395
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

2500 Windy Ridge Parkway, Atlanta, Georgia	30339
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICE)	(ZIP CODE)

Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan

Coca-Cola Enterprises UK Employee Share Plan

Coca-Cola Enterprises Belgian and Luxembourg Stock Savings Plan

Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors

Coca-Cola Enterprises, Inc. Supplemental Savings Plan

(Full title of the plan)

John R. Parker Jr., Esq.

Senior Vice President, General Counsel and Strategic Initiatives

Coca-Cola Enterprises, Inc.

2500 Windy Ridge Parkway

Atlanta, GA 30339

(770) 989-3000

(Name, address and telephone number of agent for service)

Copy to:

Harry S. Pangas, Esq.

Sutherland Asbill & Brennan LLP

1275 Pennsylvania Ave., N.W.

Washington, D.C. 20004

(202) 383-0100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “accelerated filer,” “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large Accelerated Filer	☐	Accelerated Filer	☒

Non-Accelerated Filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share	24,000,000 (2)	$8.80 (3)	$211,200,000	$15,059
Deferred Compensation Obligations	$10,000,000 (4)	100%	$10,000,000	$713
Total				$15,772

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, shares issuable upon any stock split, stock dividend or similar transaction with respect to the shares covered by this registration statement are also registered hereunder.
(2)	This registration statement registers the issuance of an aggregate of 24,000,000 shares of common stock of the registrant, of which 20,000,000 shares are issuable pursuant to the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan; 2,000,000 shares are issuable pursuant to the Coca-Cola Enterprises UK Employee Share Plan; 1,000,000 shares are issuable pursuant to the Coca-Cola Enterprises Belgian and Luxembourg Stock Savings Plan; and 1,000,000 shares are issuable pursuant to the Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors.
(3)	Estimated solely for purposes of calculating the registration fee, in accordance with Rule 457(h) under the Securities Act of 1933, as amended, based on the book value of the registrant’s common stock as of July 2, 2010.
(4)	The deferred compensation obligations are unsecured obligations of the registrant to pay deferred compensation in the future in accordance with the terms of the Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors and the Coca-Cola Enterprises, Inc. Supplemental Savings Plan and are estimated to be in the amount of $5,000,000 for each of the Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors and the Coca-Cola Enterprises, Inc. Supplemental Savings Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan, the Coca-Cola Enterprises UK Employee Share Plan, the Coca-Cola Enterprises Belgian and Luxembourg Stock Savings Plan, the Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors and the Coca-Cola Enterprises, Inc. Supplemental Savings Plan (collectively, the “Plans”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) in accordance with the requirements of Part I of Form S-8, but constitute (along with the documents incorporated by reference into this registration statement pursuant to Part II hereof) a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference.

We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents:

•	The final prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 on August 26, 2010; and

•

The description of the registrant’s common stock to be offered hereby which is contained in the registration statement filed on Form 8-A with the Commission on September 17, 2010, under Section 12 of the Securities Exchange Act of 1934, including any amendments or reports filed for the purpose of updating such description.

Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

This registration statement covers the registration of shares of the registrant’s common stock issuable under the Plans other than the Coca-Cola Enterprises, Inc. Supplemental Savings Plan (the “Savings Plan”) and Deferred Compensation Obligations (as defined below) to be offered under the Savings Plan and the Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors (the “Directors Plan” and, together with the Savings Plan, the “Deferred Compensation Plans”). Under the Directors Plan, the registrant will provide the members of its board of directors who are not employees of the registrant the opportunity to defer all or a portion of the quarterly fees they receive from the registrant as compensation for serving as a member of the registrant’s board of directors. In addition, the Directors Plan provides for a quarterly grant of deferred stock units to such directors (as well as an award of deferred stock units in November 2010 related to each quarter of service on the board of directors during 2010). The Directors Plan also governs (i) compensation deferred under the directors plan maintained by Coca-Cola Enterprises Inc., the predecessor company of the registrant, which was assumed by the registrant, and (ii) deferred stock units previously granted to the directors by the predecessor company of the registrant, which were assumed by the registrant, in each case in connection with the Separation and Merger Agreement (the transaction contemplated thereby is referred to herein as the “Merger”), dated as of February 25, 2010, by and among the registrant, Coca-Cola Enterprises Inc., the predecessor company to the registrant, The Coca-Cola Company and Cobalt Subsidiary LLC. Under the Savings Plan, the registrant will provide each eligible employee of the registrant with (i) the option of deferring up to 70% of such individual’s salary or bonus payable under the Coca-Cola Enterprises, Inc. Management Incentive Plan, (ii) for October 2, 2010 through December 31, 2010, an employer matching contribution equal to 100% of the first 1% and 50% of the next 5% of the salary deferred under the Savings Plan during such period, and (iii) for 2011 and future years, an employer contribution equal to the excess of the 7% of the compensation contribution the individual would have received under the registrant’s qualified retirement plan without regard to Internal Revenue Code limits over the employer contribution that is actually made to such qualified retirement plan. The Savings Plan also governs certain deferred compensation under the non-qualified savings plan maintained by Coca-Cola Enterprises Inc., which was assumed by the registrant in connection with the Merger. The registrant’s obligations to pay participants in the Deferred Compensation Plans, following the separation of their service as a member of the registrant’s board of directors, in the case of the Directors Plan, or as an employee of the registrant, in the case of the Savings Plan, or in such other circumstances specified under the respective plans, compensation owed to the participant for his or her service as a member of the registrant’s board of directors or as an employee of the registrant, as the case may be, the receipt of which has been deferred under the Deferred Compensation Plans, are referred to as the “Deferred Compensation Obligations.”

The Deferred Compensation Obligations of the registrant under the Deferred Compensation Plans are unsecured general obligations of the registrant to pay the deferred compensation in the future in accordance with the terms of the Deferred Compensation Plans, and will rank on a parity with other unsecured and unsubordinated indebtedness of the registrant from time to time outstanding. The amount of compensation to be deferred by each participant

(“Participant”) will be determined in accordance with the terms of the Directors Plan or the Savings Plan, as the case may be, based in part on elections by each Participant.

In the case of the Directors Plan, each Deferred Compensation Obligation will be payable to the Participant following separation of their service as a member of the registrant’s board of directors or in such other circumstances specified under the Directors Plan. The Deferred Compensation Obligations will be credited with one of two hypothetical investments (the “Hypothetical Investments”). The two Hypothetical Investments are (i) interest at an annual rate equal to the prime lending rate of SunTrust Bank, Atlanta for the relevant year or portion thereof and (ii) phantom stock units equal to the number of whole and fractional shares of common stock of the registrant that could be purchased with an amount equal to the relevant deferred compensation. A Participant can elect for the Participant’s voluntary deferrals under the Directors Plan to be credited to either of the Hypothetical Investments. A Participant’s quarterly deferred stock units will be credited as phantom stock units, as will the deferred stock units assumed by the registrant in connection with the Merger. Each Participant’s Deferred Compensation Obligation will be adjusted to reflect the applicable Hypothetical Investment, i.e., interest or, with respect to the phantom stock units, any appreciation or depreciation and dividend equivalents. A Participant may make a one-time election regarding the Hypothetical Investment to which dividend equivalents on certain of the phantom stock units are credited.

In the case of the Savings Plan, each Deferred Compensation Obligation will be payable to the Participant upon separation of their service as an employee of the registrant or, in the case of “specified employees,” as defined in the Savings Plan, beginning six months after the Participant’s separation of service from the registrant. The Deferred Compensation Obligations will be adjusted based on gains or losses on the benchmark investments made available by the committee that administers the Savings Plan.

The Deferred Compensation Obligation for both the Directors Plan and the Savings Plan will be paid in the form of cash or, to the extent the Participant’s Deferred Compensation Obligation under the Directors Plan is invested in phantom stock units, in the form of the registrant’s common stock. The registrant’s obligation to pay such deferred compensation at a later date is not guaranteed and is subject to the registrant’s ability to pay.

The Deferred Compensation Plans will be administered by the board of directors of the registrant or a committee designated by the board of directors, which will have the authority to adopt rules and regulations as it deems necessary for the proper administration of the Deferred Compensation Plans and to interpret, construe and implement the provisions of the Deferred Compensation Plans.

The Directors Plan and the Savings Plan are both non-qualified plans, and no Participant or other person in either plan will own any interest in particular assets of the registrant or any of the registrant’s subsidiaries by reason of the right to receive any payment under the particular Deferred Compensation Plan. Participants may not assign, transfer, pledge, or otherwise alienate their interests in the Directors Plan or the Savings Plan in any way.

The board of directors of the registrant reserves the right to amend, terminate, or discontinue either the Directors Plan or the Savings Plan, provided that no such action will adversely affect a Participant’s rights under such Deferred Compensation Plan with respect to the amounts paid to his or her deferral account. Upon termination of the Directors Plan or the Savings Plan, as the case may be, any amounts credited to the deferral account of a Participant will be distributed in full to such Participant at such time as permitted under the tax code.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article Sixth of the registrant’s amended and restated certificate of incorporation provides for the elimination of personal liability of directors of the registrant to the registrant or its shareowners for monetary damages for breaches of their fiduciary duties to the full extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the “DGCL”). Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of members of its board of directors to the corporation or its shareowners for monetary damages for violations of a director’s fiduciary duty of care. Such a provision, however, has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty. In addition, no such provision may eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating the law, paying an unlawful dividend or approving an illegal stock repurchase in violation of the statute, or obtaining an improper personal benefit.

Article VIII of the registrant’s bylaws provides for indemnification of directors, officers and employees to the fullest extent permitted by the DGCL. Section 145 of the DGCL authorizes indemnification of directors, officers, employees and agents from and against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement reasonably incurred by them in connection with any civil, criminal, administrative or investigative claim or proceeding (including civil actions brought as derivative actions by or in the right of the corporation, but, in respect of such an action, only to the extent of expenses reasonably incurred in defending or settling such action) in which they may become involved by reason of being a director, officer, employee or agent of the corporation. The section permits indemnification if the individual acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the corporation and, in addition, in criminal actions, if he or she had no reasonable cause to believe his or her conduct to be unlawful. If, in an action brought by or in the right of the corporation, the individual is adjudged to be liable to the corporation, he or she may be indemnified for expenses only to the extent that the court finds to be proper. Present or former directors or officers who are successful in defense of any claim against them are entitled to indemnification as of right against expenses reasonably incurred in connection therewith. Otherwise, with respect to current directors or officers, indemnification shall be made (unless otherwise ordered by a court) only if a majority of the disinterested directors, a committee of disinterested directors, independent legal counsel, or the shareowners determine that the applicable standard of conduct has been met. Section 145 authorizes such indemnity for persons who, at the request of the corporation, act as directors, officers, employees or agents of other corporations, partnerships or other enterprises.

The registrant maintains directors and officers liability insurance which insures against liabilities that directors or officers of the registrant may incur in such capacities.

The registrant has entered into indemnification agreements with each director of the registrant that contractually obligate the registrant to indemnify such directors against liabilities they may incur in the performance of their duties to the fullest extent permitted by law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

3.1	Amended and Restated Certificate of Incorporation of Coca-Cola Enterprises, Inc. (Incorporated by reference to Exhibit 3.1 filed with Amendment No. 3 to Registration Statement on Form S-4 filed with the Commission on August 19, 2010)

3.2	Bylaws of Coca-Cola Enterprises, Inc. (Incorporated by reference to Exhibit 3.2 filed with Amendment No. 3 to Registration Statement on Form S-4 filed with the Commission on August 19, 2010)

4.1*	Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan

4.2*	Trust Deed and Rules of the Coca-Cola Enterprises UK Employee Share Plan

4.3*	Rules of the Coca-Cola Enterprises Belgium/Coca-Cola Enterprises Services Belgian and Luxembourg Stock Savings Plan

4.4*	Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors

4.5*	Coca-Cola Enterprises, Inc. Supplemental Savings Plan

5.1*	Opinion of Sutherland Asbill & Brennan LLP

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1)

24.1*	Power of Attorney

24.2*	Resolution of the Board of Directors

*	Filed Herewith

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 4th day of October 2010.

COCA-COLA ENTERPRISES, INC.

By:	/s/ John F. Brock*
Name:	John F. Brock
Title:	Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John F. Brock*	Chairman of the Board and	October 4, 2010
John F. Brock	Chief Executive Officer (principal executive officer)

/s/ William W. Douglas III*	Executive Vice President and	October 4, 2010
William W. Douglas III	Chief Financial Officer (principal financial and accounting officer)

/s/ Suzanne D. Patterson*	Vice President, Controller and	October 4, 2010
Suzanne D. Patterson	Chief Accounting Officer (principal accounting officer)

/s/ Fernando Aguirre*	Director	October 4, 2010
Fernando Aguirre

/s/ Calvin Darden*	Director	October 4, 2010
Calvin Darden

/s/ L. Phillip Humann*	Director	October 4, 2010
L. Phillip Humann

/s/ Orrin H. Ingram II*	Director	October 4, 2010
Orrin H. Ingram II

/s/ Donna A. James*	Director	October 4, 2010
Donna A. James

/s/ Thomas H. Johnson*	Director	October 4, 2010
Thomas H. Johnson

/s/ Suzanne B. Labarge*	Director	October 4, 2010
Suzanne B. Labarge

/s/ Véronique Morali*	Director	October 4, 2010
Véronique Morali

/s/ Curtis R. Welling*	Director	October 4, 2010
Curtis R. Welling

/s/ Phoebe A. Wood*	Director	October 4, 2010
Phoebe A. Wood

*By:	/S/ JOHN R. PARKER
Mr. John R. Parker Jr.,
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Coca-Cola Enterprises, Inc. 2010 Incentive Award Plan

4.2	Coca-Cola Enterprises, Inc. Deferred Compensation Plan for Nonemployee Directors

4.3	Trust Deed and Rules of the Coca-Cola Enterprises UK Employee Share Plan

4.4	Rules of the Coca-Cola Enterprises Belgium/Coca-Cola Enterprises Services Belgian and Luxembourg Stock Savings Plan

4.5	Coca-Cola Enterprises, Inc. Supplemental Savings Plan

5.1	Opinion of Sutherland Asbill & Brennan LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Sutherland Asbill & Brennan LLP (included in Exhibit 5.1)

24.1	Power of Attorney

24.2	Resolution of the Board of Directors